AMENDMENT NUMBER ONE TO THE

AMENDED AND RESTATED TRANSFER AGENCY AND SERVICE AGREEMENT

This AMENDMENT NUMBER ONE (this “Amendment”), dated June 28, 2024, amends that certain Amended and Restated Transfer Agency and Service Agreement (the “Agreement”), dated February 29, 2024, as may be amended from time to time, by and among The Hartford Mutual Funds, Inc., The Hartford Mutual Funds II, Inc., each a Maryland corporation, and Hartford Schroders Private Opportunities Fund, a Delaware statutory trust (each, a “Fund” and together, the “Funds”), each having its principal office and place of business at 690 Lee Road, Wayne, PA 19087, and Hartford Administrative Services Company (“HASCO”), a Minnesota corporation and a wholly owned subsidiary of Hartford Funds Management Group, Inc., a Delaware corporation, each of which has its principal office and place of business at 690 Lee Road, Wayne, PA 19087.

WHEREAS, the Funds and HASCO desire to amend the Agreement to revise the description of exclusions from Sub-TA Payments set forth under Schedule B (TA Fee Schedule) to the Agreement; and

WHEREAS, the Funds and HASCO desire to further amend the Agreement to include share class I in the description of TA Fee Cap set forth under Schedule C (Transfer Agency Fee and Expense Limitation By Share Class) to the Agreement and to add contractual expense limitation arrangements to Table C-1 attached thereto;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Funds and HASCO agree as follows:

1.	Effective July 1, 2024, Section 2 of Schedule B is deleted in its entirety and replaced with the following:

2.

Exclusions from Sub-TA Payments. Notwithstanding anything to the contrary under the Agreement, for purposes of this Schedule B, the term Sub-TA Payments with respect to payments made with respect to any class of shares, other than Class R3, Class R4, or Class R5, to any Financial Intermediary shall exclude the portion of such payments that are: (i) more than $19 per account where the Financial Intermediary invoices HASCO based on the number of accounts for which the Financial Intermediary provides Financial Intermediary Services; or (ii) for all Funds other than the Private Opportunities Fund, more than 0.15% (15 basis points) per annum of the average daily net asset value of the Shares held by the Financial Intermediary, and for the Private Opportunities Fund, more than 0.15% (15 basis points) per annum of the average monthly net asset value of Class A Shares or 0.25% (25 basis points) per annum of the average monthly net asset value of Class I Shares, held by the Financial Intermediary, where, in each case, the Financial Intermediary invoices HASCO based on a percentage of assets held by the Financial Intermediary for providing Financial Intermediary Services. For the avoidance of doubt, in all cases and regardless of share class, Financial Intermediary Services expressly exclude distribution-related services and Sub-TA Payments expressly exclude any payments that directly or indirectly finance distribution-related services or activities.

2.	Effective July 1, 2024, Section 2 of Schedule C is deleted in its entirety and replaced with the following:

2.

TA Fee Cap: Notwithstanding any provision on this Schedule C to the contrary, for the period identified on Table C-1 below, HASCO has agreed to waive its TA Fee and/or reimburse transfer agency-related expenses to the extent necessary to ensure the Class A, Class Y, or Class I TA Fee, as applicable, for each Fund listed on Table C-1 below does not exceed the annual rate set forth on Table C-1 below based on the Fund’s Class A, Class Y, or Class I, as applicable, average daily net assets for the applicable fiscal year period (the “TA Fee Cap”). The terms of the TA Fee Caps are contractually binding on HASCO and any portion of the TA Fee waived or reimbursed by HASCO as a result of the TA Fee Caps shall not be subject to any recoupment by HASCO. The terms of the TA Fee Caps may be amended only by mutual written agreement between the Funds (upon the approval of the Board) and HASCO. For the avoidance of doubt, for the period set forth on Table C-1 below, the Class A, Class Y, or Class I TA Fee, as applicable, payable by each Fund listed on Table C-1 below shall equal the lesser of: (i) the Invoice Amount (as that term is defined on Schedule B to the Agreement); (ii) the Specified Amount listed in Section 1 above; or (iii) the TA Fee Cap listed on Table C-1 below.

3.	Effective July 1, 2024, Table C-1 of Schedule C is deleted in its entirety and replaced with the following:

Table C-1: TA Fee Cap
Fund	Share Class	TA Fee Cap:	Applicable Period

The Hartford Inflation Plus Fund	A	0.130% (13 bps)	March 1, 2024, through February 28, 2025
Hartford Schroders Emerging Markets Equity Fund	A	0.140% (14 bps)
The Hartford Small Cap Growth Fund	Y	0.070% (7 bps)

The Hartford Short Duration Fund	A	0.090% (9 bps)	November 1, 2023 through February 28, 2025

The Hartford Balanced Income Fund	I	0.082% (8.2 bps)	July 1, 2024 through February 28, 2025
Hartford Core Equity Fund	I	0.104% (10.4 bps)
The Hartford Dividend and Growth Fund	I	0.105% (10.5 bps)
The Hartford Equity Income Fund	I	0.108% (10.8 bps)
The Hartford Growth Opportunities Fund	I	0.107% (10.7 bps)
The Hartford International Value Fund	I	0.100% (10 bps)
Hartford Schroders International Stock Fund	I	0.100% (10 bps)
Hartford Schroders US MidCap Opportunities Fund	I	0.106% (10.6 bps)
The Hartford Short Duration Fund	I	0.068% (6.8 bps)
The Hartford Strategic Income Fund	I	0.094% (9.4 bps)
The Hartford Total Return Bond Fund	I	0.064% (6.4 bps)

4.	All other terms of the Agreement shall remain in full force and effect.

5.	This Amendment may be executed by the parties hereto on any number of counterparts, and all of such counterparts taken together shall be deemed one and the same instrument.

[Signatures follow on next page]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

THE HARTFORD MUTUAL FUNDS, INC.

THE HARTFORD MUTUAL FUNDS II, INC.

HARTFORD SCHRODERS PRIVATE OPPORTUNITIES FUND

/s/ Thomas R. Phillips
Name:	Thomas R. Phillips
Title:	Secretary and Vice President

HARTFORD ADMINISTRATIVE SERVICES COMPANY

/s/ Gregory A. Frost
Name:	Gregory A. Frost
Title:	Chief Financial Officer